CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2003 relating to the financial statements and financial statement schedules of First Avenue Networks, Inc., which appears in First Avenue Networks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.
/s/ Pricewaterhouse Coopers LLP
McLean, VA
August 3, 2005